ADDENDUM TO THE MPF® CONSOLIDATED INTERBANK AGREEMENT

This Addendum to the MPF Consolidated Interbank Agreement (“Addendum”) is entered into the 21 day of August 2017, by and between the Federal Home Loan Bank of Chicago (“MPF Provider”) and the Federal Home Loan Bank of Pittsburgh (“MPF Bank”), (each a “party” and collectively the “parties”).

RECITAL

WHEREAS, the MPF Bank wishes to assign Servicing Rights associated with certain Mortgage Loans to the MPF Provider and the MPF Provider will sell such Servicing Rights to an approved Servicer.

NOW, THEREFORE, in consideration of the foregoing recital, the mutual promises and agreements herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Unless otherwise agreed by the parties, this Addendum supplements the Consolidated Interbank Agreement (the “Agreement”).

2.The MPF Bank shall assign to the MPF Provider the Servicing Rights associated with Mortgage Loans that were delivered under Master Commitments in which the MPF Bank acquired the Mortgage Loans from its PFIs on a whole loan basis (unless the MPF Bank directly contracts to sell the Servicing Rights to a Servicer).

3.The MPF Bank authorizes the MPF Provider to sell such Servicing Rights to an approved Servicer and consents to the transfer of the Subject Servicing to the approved Servicer.

4.The MPF Provider shall administer the approved Servicer on behalf of the MPF Bank in accordance with Section 3.2 of the Agreement and the FHLB Guide.

5.Any capitalized terms that are used in this Addendum, if not otherwise defined in this Addendum, shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, each party has caused this Addendum to be executed by its duly authorized officer.

Federal Home Loan Bank of Chicago    Federal Home Loan Bank of Pittsburgh

By:                            By:
Name:                            Name:
Title:                            Title: